Exhibit 10.28

GOODRICH PETROLEUM CORPORATION

DIRECTOR COMPENSATION AGREEMENT

This Director Compensation Agreement (“Agreement”), effective as of June 1, 2013 is by and between Patrick E. Malloy (“Malloy”) and Goodrich Petroleum Corporation (“GPC”).

WHEREAS, Malloy serves as the Chairman of the Board of Directors of GPC; and

WHEREAS, GPC desires to incentivize Malloy to continue as the Chairman;

NOW, THEREFORE, the parties hereby agree that Malloy’s compensation for serving as the Chairman for the period beginning June 1, 2013 and ending May 31, 2015 shall be as follows:

1.	Beginning on June 15, 2013 and on or about the 15th business day of each month thereafter on which Malloy continues as the Chairman, until May 15, 2015, GPC shall pay Malloy $41,667 (Forty One Thousand Six Hundred and Sixty Seven Dollars).

2.	Beginning December 1, 2013 Malloy, and on December 1, 2014, Malloy shall be granted a Stock Payment Award under the GPC Long-Term Incentive Plan with respect to that number of restricted “phantom” shares of Common Stock of GPC that have, on such date, an aggregate Value of $500,000 (Five Hundred Thousand Dollars), with Value being the closing price per share of the Common Stock on such date, as reported on the New York Stock Exchange. Such shares to vest on the anniversary date of the grant over the next three years.

3.	If Malloy ceases to be the Chairman for any reason prior to May 31, 2015, all future monthly payments and stock grants provided hereunder shall automatically cease.

IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as provided above.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael Killelea
Title:	Senior Vice President, General Counsel and Corporate Secretary

CHAIRMAN OF THE BOARD

/s/ Patrick E. Malloy
Patrick E. Malloy